AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT is made as of the 23h day of October, 1998, between Karl H. Kostusiak ("Executive") and Detection Systems, Inc. ("Company").

     The parties entered into an Employment Agreement dated July 14, 1998 (the "Employment Agreement") and a Non-Competition, Disability, and Retirement Agreement dated the same date (the "Non-Competition Agreement"). Desiring in this Amendment No. 1 to set forth certain agreed amendments to the Employment Agreement and the Non-Competition Agreement, the parties hereby agree as follows:

     1.  Amendment  of Section  7(b) of  Employment  Agreement  . The portion of
Section 7(b) of the Employment Agreement appearing before subsection 7(b)(1) is hereby amended in its entirety to read as follows:

            "(b)  If:

                    (i) any Change in Control of the Company occurs while this Agreement is effective, and

                    (ii) Executive  gives  notice to the  Company or the Company
                         (acting upon a determination of its Board of Directors) gives notice to Executive, in either case to the effect that the six month period called for by this Section 7(b) shall begin to run, and

                    (iii)Executive's  employment  is  terminated by Executive or by the Company (other than for Executive's death or disability) within six months after the date the notice provided for in (ii) above is received (in Executive's case the termination being effected by Executive giving notice within that six month period, effective within 30 days after the notice is given, that his employment is terminated), regardless the reason, if any, and regardless which party gave the notice provided for in
                         (ii) above, then the Company shall pay, transfer, and provide to Executive the following amounts, benefits, and assets:"


     2. Amendment of Section 4 of Non-Competition Agreement. The first paragraph of Section 4 of the Non-Competition Agreement is hereby amended to read in its entirety as follows:

          "4. Consulting Services. If this Agreement becomes effective upon the occurrence of any contingency set forth in Section 19 other than subsection 19(b) or (c), beginning upon the date of that occurrence Executive shall hold himself available to the Company for providing consulting services to it as an independent contractor at mutually agreeable times and places; and the Company shall have the right to call upon Executive, so long as Executive is able, for up to 8 days of consulting services per year to provide information concerning matters that occurred, were developed, or were determined while Executive was a full-time or part-time employee of the Company. Unless otherwise agreed, those consulting services shall be rendered at a place and time mutually agreed (but within 25 miles of Executive's residence at the time) and shall be paid at the rate of $1,500 per day (or up to 100 hours of consulting services per year at an hourly rate to be agreed upon). Any other consulting services shall be provided if, as, and when the parties may agree."


     3.  Amendment  of Section 9 of  Non-Competition  Agreement.  The portion of
Section 9 of the Non-Competition Agreement appearing before subsection 9(b) is hereby amended to read in its entirety as follows:

          "9. Retirement. The Company hereby agrees that, if not ended sooner, the Term of Service as used in the Employment Agreement shall end at the close of business on December 31 of the year in which Executive attains the age of 68, and beginning on the opening of business on January 1 of the next year (and regardless whether the Term of Service ended prior to that December 31), the Company will pay Executive retirement benefits for his lifetime and for his spouse's lifetime, if his spouse survives him, as follows:
          (a) a retirement wage benefit initially equal to 20% of the base salary rate being paid to Executive at the end of his full time employment with the Company, increased for each year after the end of his full time employment by any increase in the CPI (as defined below), except that the retirement wage benefit shall be equal to 60% of that base salary rate at the end of Executive's full time employment with the Company, plus CPI increases, effective for any retirement year after a Change in Control and after either Executive is no longer a full time employee of the Company or Executive or the Company has given the notice provided for in Section 20(b)(ii) below, and except that the retirement wage benefit for his spouse shall be 75% of the amount thus calculated for each year after the year of Executive's death;"

            [Note that Section 20(b)(ii) is added in Section 4 below.]

Also, a new subsection (d) shall be added to Section 9, which shall read in its entirety as follows:

            "(d) The retirement benefits provided under this Section 9 (and, if applicable, Section 10) shall be paid as provided herein regardless whether the Company has any claims against Executive for default under this Agreement or for any other breach of duty or otherwise, and, except as otherwise provided in Section 7 above, the Company shall pay those retirement benefits as provided and must pursue remedies for any such default or other breach of duty or other claim separately and independently."


     4.  Amendment of Section 20 of  Non-Competition  Agreement.  The portion of
Section 20(b) of the Non-Competition Agreement appearing before subsection 20(b)(1) is hereby amended in its entirety to read as follows:

            "(b)  If:
                    (i) any Change in Control of the Company occurs while this Agreement is effective, and

                    (ii) Executive  gives  notice to the  Company or the Company
                         (acting upon a determination of its Board of Directors) gives notice to Executive, in either case to the effect that the six month period called for by this Section 20(b) shall begin to run, and

                    (iii)Executive's   consulting  services  are  terminated  by
                         Executive or by the Company (other than for Executive's death or disability) within six months after the date the notice provided for in (ii) above is received (in Executive's case the termination being effected by Executive giving notice within that six month period, effective within 30 days after the notice is given, that his consulting services are terminated to the extent permitted under Section 4 above), regardless the reason, if any, and regardless which party gave the notice provided for in (ii) above, then the Company shall pay, transfer, and provide to Executive the following amounts, benefits, and assets:"

     5. Continuation of Agreements The parties acknowledge and agree that, as amended by this Amendment No. 1, the Employment Agreement and the Non-Competition Agreement remain binding and in full force and effect between the Company and Executive.

     IN WITNESS WHEREOF the Company and Executive have executed this Amendment No. 1 as of the date set forth above.


                                        /s/Karl H. Kostusiak, Executive


                                        DETECTION SYSTEMS, INC.

                                        By: /s/Donald R. Adair, Chairman of
                                        the Compensation Committee of
                                        the Board of Directors